7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

Evansville, Indiana, March 21, 2012 - Shoe Carnival, Inc. (NASDAQ: SCVL) a leading retailer of value-priced footwear and accessories, today announced net sales and earnings for the fourth quarter and fiscal year ended January 28, 2012.

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2011 increased 1.1 percent to $181.9 million compared to net sales of $179.9 million for the fourth quarter of fiscal 2010.  Comparable store sales decreased 3.0 percent in the fourth quarter of fiscal 2011.

Net earnings for the fourth quarter were $3.3 million or $0.24 per diluted share, as compared to net earnings of $4.4 million or $0.33 per diluted share for the fourth quarter last year.

The gross profit margin for the fourth quarter of fiscal 2011 decreased to 28.3 percent  from 30.0 percent in the fourth quarter of fiscal 2010.  The merchandise margin decreased 1.5 percent, while buying, distribution and occupancy costs increased 0.2 percent, as a percentage of sales.

Selling, general and administrative expenses for the fourth quarter decreased $463,000 to $46.6 million.  As a percentage of sales, these expenses decreased 0.6 percent as compared to the fourth quarter of fiscal 2010.

Speaking on the results, Mark Lemond, president and chief executive officer said, “Our fourth quarter sales results were in line with our revised guidance of $181 to $182 million issued early in January. However, we exceeded the high-end of our earnings guidance of $0.23 per share by $0.01.  Consumer demand for fall footwear, particularly boots, declined significantly as a result of the unseasonably warm weather.  Consequently, heavy promotional activity was required during the fourth quarter to effectively sell through this inventory, thus reducing our sales and merchandise margin.  The decline in comparable store sales of three percent and the 150 basis point decline in the merchandise margin were attributed to the sales and margin decline in the boot category.”

Fiscal 2011 Results

Net sales increased 3.2 percent to $762.5 million for fiscal 2011, compared to net sales of $739.2 million for fiscal 2010.  Comparable store sales increased 0.7 percent in fiscal 2011.  Net earnings for fiscal 2011 were $26.4 million, or $1.97 per diluted share, compared to net earnings of $26.8 million, or $2.05 per diluted share in the prior year.  The gross profit margin for fiscal 2011 decreased to 29.5 percent from 30.0 percent last year.  Selling, general and administrative expenses, as a percentage of sales, were 24.0 percent for fiscal 2011, as compared to 24.3 percent for the prior year.

Mr. Lemond continued, “We experienced significant fluctuations in consumer demand during 2011, as compared to 2010 when strong fashion trends aided us in setting record-breaking sales and earnings results.  While toning footwear and boots were key drivers of our sales for 2010, sales of this footwear declined substantially in 2011.  Toning footwear experienced a yearlong decline in popularity while the sale of fall product never materialized with the same strength as last year.  However, I am very pleased with our ability to manage our inventories and control our costs despite the challenges presented by these changes in consumer demand.  We achieved $1.97 in earnings per diluted share for 2011, which is second only to the record $2.05 in earnings per diluted share achieved last year.”

Mr. Lemond concluded, “We are excited about our growth opportunities as we move into 2012, despite certain continued economic headwinds.  We expect to open approximately 30 new stores with over one-third of these stores located in two new major markets – the Dallas/Fort Worth Metroplex and Puerto Rico.  These new major markets, coupled with our new e-commerce site launched in the third quarter of 2011, offer Shoe Carnival an opportunity to realize significant additional exposure for our brand.”

First Quarter Fiscal 2012 EPS Outlook

Earnings per diluted share in the first quarter of fiscal 2012 are expected to be in the range of $0.75 to $0.78.  This increase assumes net sales in the range of $219 to $222 million with a comparable store sales increase of 5.5 to 7.0 percent.  In the first quarter of fiscal 2011, comparable store sales increased 3.4 percent and earnings per diluted share were $0.75.  Included in the Company’s first quarter of 2012 earnings guidance is an increase in pre-opening costs, including pre-opening rent expense, of $1.3 million, or $0.06 per diluted share.  This is due to the acceleration of store openings in the first quarter of fiscal 2012 (13 store openings compared to four in the first quarter of last year).

Store Growth

During fiscal 2011, the Company opened 17 new stores and closed four stores to end the year at 327 stores.  One store was opened in the fourth quarter and one was closed.  Total retail selling space increased to 3.6 million square feet from 3.4 million square feet at the end of fiscal 2010.

      Store openings and closings by quarter and for the fiscal year are as follows:

	New Stores	Store Closings
1st Quarter 2011	4	0
2nd Quarter 2011	5	2
3rd Quarter 2011	7	1
4th Quarter 2011	1	1
Fiscal 2011	17	4

In fiscal 2012, the Company expects to open approximately 30 new stores, relocate ten stores and close five stores.  The Company has completed the store openings and closings for the first quarter of fiscal 2012 with the opening of 13 new stores, relocating two stores and closing three.  This includes the grand opening of six stores in the Dallas/Fort Worth market and one store in El Paso, Texas on March 16, 2012.  In the first quarter of last year, four stores were opened, five stores were relocated and none were closed.

Conference Call

Today, at 4:30 p.m. Eastern time, the Company will host a conference call to discuss the fourth quarter results.  The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of March 21, 2012, the Company operates 337 stores in 32 states and offers online shopping at www.shoecarnival.com. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Record Date and Date of Annual Shareholder Meeting

The Company also announced that April 13, 2012 has been set as the shareholder of record date and the Annual Meeting of Shareholders will be held on June 14, 2012.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended January 28, 2012	Thirteen Weeks Ended January 29, 2011	Fifty-two Weeks Ended January 28, 2012	Fifty-two Weeks Ended January 29, 2011
Net sales	$181,940	$179,895	$762,534	$739,189
Cost of sales (including buying,
distribution and occupancy costs)	130,375	125,885	537,681	517,650
Gross profit	51,565	54,010	224,853	221,539
Selling, general and administrative
expenses	46,556	47,019	182,716	179,154
Operating income	5,009	6,991	42,137	42,385
Interest income	(13)	(86)	(79)	(165)
Interest expense	66	62	266	258
Income before income taxes	4,956	7,015	41,950	42,292
Income tax expense	1,681	2,655	15,568	15,471
Net income	$3,275	$4,360	$26,382	$26,821

Net income per share:
Basic	$.24	$.34	$1.98	$2.11
Diluted	$.24	$.33	$1.97	$2.05

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 28, 2012	January 29, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$70,602	$60,193
Accounts receivable	2,621	1,550
Merchandise inventories	237,655	212,929
Deferred income tax benefit	2,496	4,275
Other	2,887	2,407
Total Current Assets	316,261	281,354
Property and equipment-net	69,232	62,391
Other	1,069	1,400
Total Assets	$386,562	$345,145

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$61,238	$55,219
Accrued and other liabilities	14,522	15,457
Total Current Liabilities	75,760	70,676
Deferred lease incentives	12,964	8,211
Accrued rent	6,029	5,082
Deferred income taxes	1,930	669
Deferred compensation	6,054	4,907
Other	141	1,257
Total Liabilities	102,878	90,802
Total Shareholders' Equity	283,684	254,343
Total Liabilities and Shareholders' Equity	$386,562	$345,145

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fifty-two Weeks Ended January 28, 2012	Fifty-two Weeks Ended January 29, 2011
Cash flows from operating activities:
Net income	$26,382	$26,821
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	14,450	13,735
Stock-based compensation	2,135	5,468
Loss on retirement and impairment of assets	666	1,995
Deferred income taxes	3,040	(1,403)
Lease incentives	5,903	2,974
Other	(810)	(827)
Changes in operating assets and liabilities:
Accounts receivable	(971)	(804)
Merchandise inventories	(24,726)	(15,477)
Accounts payable and accrued liabilities	3,960	(2,669)
Other	846	(390)

Net cash provided by operating activities	30,875	29,423

Cash flows from investing activities:
Purchases of property and equipment	(21,260)	(14,412)
Proceeds from sale of property and equipment	5	312
Proceeds from notes receivable	100	100

Net cash used in investing activities	(21,155)	(14,000)

Cash flows from financing activities:
Proceeds from issuance of stock	2,654	738
Excess tax benefits from stock-based compensation	1,254	520
Purchase of treasury stock	(3,219)	(656)

Net cash provided by financing activities	689	602

Net decrease in cash and cash equivalents	10,409	16,025
Cash and cash equivalents at beginning of period	60,193	44,168

Cash and Cash Equivalents at End of Period	$70,602	$60,193